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                                                                      EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                       For the fiscal year ended
                                                                     ------------------------------------------------------------
(Unaudited)                                                          Pro Forma
In millions                                                            2002(a)     2002        2001      2000      1999      1998
====================================================================================================================================
Fixed charges:
 Total interest expense (including $14, $10, $12, $6 and $9
   capitalized in 2002, 2001, 2000, 1999 and 1998, respectively)      $  993      $  921      $1,155    $  665    $  432   $  381
 One-third of rent expense                                                61          61          69        54        37       25
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Total fixed charges                                                    1,054         982       1,224       719       469      406
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Add:
 (Loss) income before income taxes and
   extraordinary item                                                   (580)       (508)       (295)      553     1,164      198
Interest capitalized                                                     (14)        (14)        (10)      (12)       (6)      (9)
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                                                                        (594)       (522)       (305)      541     1,158      189
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Earnings for fixed charges                                            $  460      $  460      $  919    $1,260    $1,627   $  595
====================================================================================================================================
Ratio of earnings to fixed charges                                        (b)         (b)         (b)    1.75x      3.47x    1.47x
====================================================================================================================================

(a) Pro forma 2002 includes the proceeds of the offering of $1.5 billion aggregate principal amount of Senior Notes issued in an unregistered transaction in the first fiscal quarter of 2003.

(b) In pro forma 2002, fiscal 2002 and 2001 fixed charges exceeded earnings by $594 million, $522 million and $305 million, respectively.